Exhibit 23

[HORNE LLP LETTERHEAD]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report on Form 10-K of Citizens Holding Company for the year ended December 31, 2005 and in the Registration Statement on Form S-8 (No. 333-89680) of Citizens Holding Company of our reports dated March 7, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appear in the 2005 Annual Report to Shareholders, which Annual Report to Shareholders is incorporated by reference in this Annual Report on Form 10-K of Citizens Holding Company for the year ended December 31, 2005.

/s/ HORNE LLP
Jackson, Mississippi
March 13, 2006